UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2007

NASTECH PHARMACEUTICAL COMPANY INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-13789	11-2658569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2007, Nastech Pharmaceutical Company Inc. (the "Company"), entered into an employment agreement with Gordon C. Brandt, M.D., pursuant to which Dr. Brandt was promoted to and will serve as the Company's President for the period beginning December 19, 2007 and ending December 31, 2010. Dr. Brandt joined the Company as Executive Vice President, Clinical Research and Medical Affairs in November 2002. Steven C. Quay, M.D., Ph.D., who had served as President since August 2000, will remain the Company's Chairman and Chief Executive Officer. The following summary is qualified in its entirety by reference to the text of the employment agreement, a copy of which is attached hereto and incorporated herein by reference as Exhibit 10.1.

The employment agreement provides for a base salary of $376,000, and Dr. Brandt will be eligible for increases in his base salary as may be determined by the board of directors (the "Board") and the Company's Chief Executive Officer. The Company has agreed to grant Dr. Brandt options to purchase up to 36,000 shares of the common stock of the Company, at an exercise price per share of $3.86. This option grant has a ten year term from the date of grant and vests in three equal annual installments beginning December 19, 2008. Provided that Dr. Brandt continues to be employed by the Company, Dr. Brandt will receive as of the first business day for each consecutive fiscal year, commencing January 2, 2009, a grant of options to purchase up to 36,000 shares of the Company's common stock at the fair market value calculated as of the date of grant. In addition, the Company granted Dr. Brandt 18,000 restricted shares of its common stock, which will vest in three equal annual installments beginning December 19, 2008, and Dr. Brandt shall receive, as of the first business day for each consecutive fiscal year, commencing January 2, 2009, a grant of 18,000 restricted shares of the Company's common stock.

The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Dr. Brandt meets target performance goals identified by the Company's Chief Executive Officer and/or the Board. The actual amount of performance bonuses, which may be more or less than said targeted amount, will be determined by the Board or the compensation committee of the Board, in consultation with the Chief Executive Officer and consistently with past practice.

In the event that, prior to December 31, 2010, Dr. Brandt is terminated by the Company without cause, or he resigns for good reason, Dr. Brandt will be entitled to severance equal to one year of base salary. In the event that Dr. Brandt is terminated without cause in connection with a change of control or terminates his employment for good reason during the one-year period following a change of control of the Company and prior to December 31, 2010, Dr. Brandt will be entitled to severance equal to the greater of one year of base salary and the balance of base salary to the end of the term of the employment agreement, plus the amount of his incentive cash compensation for the fiscal year in which the termination occurred and an additional lump sum payment of 50% of base salary. Dr. Brandt's outstanding options and restricted stock will be fully vested and exercisable upon any such termination. Dr. Brandt will be entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company for a period of six months following termination.

Dr. Brandt has agreed not to compete with the Company for six months following the end of the employment term or to solicit customers or employees of the Company for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described above, Steven C. Quay, M.D., Ph.D. resigned as the Company's President effective December 19, 2007. Gordon Brandt, M.D., formerly the Company's Executive Vice President, Clinical Research and Medical Affairs, has been promoted to President. Dr. Quay will continue to serve as the Company's Chairman and Chief Executive Officer.

Dr. Brandt joined the Company in November, 2002 serving as Executive Vice President, Clinical Research and Medical Affairs overseeing the drug development process, including formulation, analytical chemistry, process development, preclinical, clinical, regulatory affairs and statistics. From 1997 to 2002, Dr. Brandt worked at Sonus Pharmaceuticals, Inc., a developer of oncology drugs, where he held the positions of Vice President, Clinical and Regulatory Affairs and Director of Medical Affairs. Dr. Brandt graduated from Yale University with a B.S. degree in engineering science, received an M.D. from the University of California, San Francisco, and completed his residency training in internal medicine at Kaiser Hospital in San Francisco. Dr. Brandt has been working in the medical device, biologic, and drug fields for over 25 years, and holds five U.S. patents.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASTECH PHARMACEUTICAL COMPANY INC.

December 20, 2007	By:	Dr. Steven C. Quay

Name: Dr. Steven C. Quay
Title: Chairman of the Board and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Nastech Pharmaceutical Company Inc. and Gordon C. Brandt, M.D., dated December 19, 2007.
99.1	Press Release of Nastech Pharmaceutical Company Inc. dated December 20, 2007.